Exhibit 10.1

Lyons Capital, LLC 7239 San Salvador Dr., Suite 100 Boca Raton, FL 33433 T-(561)-445-9939 F-(561)-338-0381 jason @Iyonscapital.corn	Sophisticated Consulting Services

Engagement Letter: July 21, 2011

This is to confirm that LYONS CAPITAL, LLC ("Lyons Capital") will be retained for consulting services, by CAR CHARGING GROUP, INC. ("CCGI').

The only compensation Lyons Capital will be entitled to receive for services rendered hereunder will be 50,000 restricted shares of common stock, $0.001 par value of CCGI.

Services rendered will include introductions to brokers, research coverage, funds, accredited investors, investment banking firms, and other business development opportunities. Lyons Capital guarantees at least 100 new introductions/relationships before the expiration of this engagement.

Lyons Capital is not a Broker/Dealer and will not be acting as one. Nothing in this Letter shall constitute or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of or create a liability against, the other in any way or for any purpose. CCGI shall not be responsible for withholding taxes with respect to the Lyons Capital's compensation (if any) hereunder or in the future. Lyons Capital shall have no claim against CCGI hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker's compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. Lyons Capital shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Lyons Capital pursuant to this letter. Notwithstanding the provisions of this paragraph, in the event any such taxes or payments are ever assessed against CCGI, Lyons Capital shall reimburse CCGI promptly for all sums paid by CCGI, including any interest or penalties.

CCGI will pay for the following expenses incurred during the term of this engagement: reasonable travel and hotel costs of Lyons Capital agent(s) and the hard costs for all presentations, which presentation costs shall not exceed $2,500 for a lunch presentation or $3,500 for a dinner presentation.

Lyons Capital's engagement shall be for a two of twelve (12) months unless sooner terminated by CCGI. Upon any expiration or termination of the engagement, Lyons Capital shall cease holding itself out in any fashion as a consultant for CCGI, and shall return to CCGI, all sales literature, price lists, customer lists and any other documents, materials or tangible items pertaining to CCGI's business.

Any and all non-public and proprietary information of CCGI and its subsidiaries and affiliates shall be held by Lyons Capital in the strictest confidence and shall not, without the prior written consent of CCGI, be disclosed to any person other than as authorized in conjunction with its engagement hereunder. Lyons Capital shall not, except in connection with and as required by the performance of its obligations hereunder, for any reason use for its own benefit or the benefit of any person or entity with which it may be associated or disclose any such non-public or proprietary information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of an authorized representative of CCGI.

Lyons Capital will consider itself "covered" and fully paid for all future business CCGI or any of its officers, directors or consultants do with any of the relationships introduced by Lyons Capital.

We look forward to working with you.

Lyons Capital, LLC	Car Charging Group, Inc.

By: /s/ Jason S. Lyons	By: /s/ Michael D. Farkas
Jason S. Lyons	Michael D. Farkas
Title : Chairman	Chief Executive Officer